                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            (AMENDMENT NO. _______)(1)

                                 E.PIPHANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26881V100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)




______________________________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 26881V100                13G                      Page 2 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       6      SHARED VOTING POWER           3,648,882
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        7      SOLE DISPOSITIVE POWER                0
  REPORTING
 PERSON WITH                ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER      3,648,882

------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,648,882
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             13.5%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 3 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,860,308 shares of which 3,648,882
                                       shares are directly held by KPCB VIII and
                                       211,426 shares are directly held by KPCB
  NUMBER OF                            VIII Founders Fund, L.P., a California
   SHARES                              limited partnership ("KPCB VIII FF").
BENEFICIALLY                           KPCB VIII Associates is the general
  OWNED BY                             partner of KPCB VIII and KPCB VIII FF.
    EACH                    ---------- -----------------------------------------
  REPORTING                     7      SOLE DISPOSITIVE POWER                0
 PERSON WITH
                            ---------- -----------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,860,308 shares of which 3,648,882
                                       shares are directly held by KPCB VIII and
                                       211,426 shares are directly held by KPCB
                                       VIII FF. KPCB VIII Associates is the
                                       general partner of KPCB VIII and KPCB
                                       VIII FF.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,860,308
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.3%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      PN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 4 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0

                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,959,291 shares of which 3,648,882
                                       shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Byers is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Byers disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            3,959,291 shares of which 3,648,882
 PERSON WITH                           shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Byers is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Byers disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,959,291
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.7%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 5 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,959,291 shares of which 3,648,882
                                       shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Compton is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            3,959,291 shares of which 3,648,882
 PERSON WITH                           shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Compton is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,959,291
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.7%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 6 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,959,291 shares of which 3,648,882
                                       shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Doerr is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            3,959,291 shares of which 3,648,882
 PERSON WITH                           shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Doerr is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,959,291
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.7%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 7 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,959,291 shares of which 3,648,882
                                       shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Hearst is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            3,959,291 shares of which 3,648,882
 PERSON WITH                           shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Hearst is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,959,291
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.7%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 8 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,959,291 shares of which 3,648,882
                                       shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Khosla is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            3,959,291 shares of which 3,648,882
 PERSON WITH                           shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Khosla is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,959,291
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.7%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 9 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,959,291 shares of which 3,648,882
                                       shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Lacob is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Lacob disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            3,959,291 shares of which 3,648,882
 PERSON WITH                           shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Lacob is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Lacob disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,959,291
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.7%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 26881V100                13G                      Page 10 of 15 Pages
------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                         (a) / /  (b) /X/
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ -------------------------------------------------------------------
                                5      SOLE VOTING POWER                     0
                            ---------- -----------------------------------------
                                6      SHARED VOTING POWER
                                       3,959,291 shares of which 3,648,882
                                       shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Mackenzie is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Mackenzie disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
  NUMBER OF                 ---------- -----------------------------------------
   SHARES                       7      SOLE DISPOSITIVE POWER                0
BENEFICIALLY
  OWNED BY                  ---------- -----------------------------------------
    EACH                        8      SHARED DISPOSITIVE POWER
  REPORTING                            3,959,291 shares of which 3,648,882
 PERSON WITH                           shares are directly held by KPCB VIII,
                                       98,983 shares are directly held by KPCB
                                       ZF II, and 211,426 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of
                                       KPCB VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of
                                       KPCB ZF II. Mr. Mackenzie is a general
                                       partner of KPCB VIII Associates and KPCB
                                       VII Associates. Mr. Mackenzie disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             3,959,291
             REPORTING PERSON
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                      / /
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             14.7%

------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                      IN

------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 15 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     E.piphany, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     1900 South Norfolk Street, Suite 310
                     San Mateo, CA 94403

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates.

                     KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     26881V100

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of E.piphany, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature: /s/ Michael S. Curry         Signature:  /s/ Brook H. Byers
           ----------------------                 -----------------------------
           Michael S. Curry                        Brook H. Byers
           Attorney-in-Fact                        A General Partner

                                        KLEINER PERKINS CAUFIELD & BYERS VIII,
                                        L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                        By KPCB VIII Associates, L.P., a
                                        California Limited Partnership, its
                                        General Partner
                                        Signature:    /s/ Brook H. Byers
                                                  -----------------------------
                                                      Brook H. Byers
                                                      A General Partner

                                  EXHIBIT INDEX

                                                                                               FOUND ON SEQUENTIALLY
EXHIBIT                                                                                            NUMBERED PAGE
-------                                                                                        ---------------------
Exhibit A:  Agreement of Joint Filing                                                                   14

Exhibit B:  List of General Partners of KPCB VIII Associates                                            15


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of E.piphany, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                          KPCB VIII ASSOCIATES, L.P., A CALIFORNIA
KEVIN R. COMPTON                        LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:    /s/ Michael S. Curry      Signature:   /s/ Brook H. Byers
              ----------------------                 ---------------------
              Michael S. Curry                        A General Partner
              Attorney-in-Fact

                                        KLEINER PERKINS CAUFIELD & BYERS VIII,
                                        L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                        By KPCB VIII Associates, L.P., a
                                        California Limited Partnership, its
                                        General Partner


                                        Signature:   /s/ Brook H. Byers
                                                   ------------------------
                                                     Brook H. Byers
                                                     A General Partner

                                    EXHIBIT B
                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.       (a) Brook H. Byers*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen

2.       (a) Kevin R. Compton*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen

3.       (a) L. John Doerr*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen

4.       (a) William R. Hearst III*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen

5.       (a) Vinod Khosla*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen

6.       (a) Joseph S. Lacob*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen

7.       (a) Douglas J. Mackenzie*
         (b) c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA 94025
         (c) United States Citizen


* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.